MAINSTAY VP FUNDS TRUST

AMENDMENT TO SUBADVISORY AGREEMENT

This Amendment to the Subadvisory Agreement, is made as of the 1st day of May 2024, between New York Life Investment Management LLC, a Delaware limited liability company (the “Manager”) and IndexIQ Advisors LLC, a Delaware limited liability company (the “Subadvisor”).

WHEREAS, the Manager and the Subadvisor are parties to the Subadvisory Agreement, dated September 10, 2018, as amended (“Agreement”); and

WHEREAS, the Manager and the Subadvisor hereby wish to amend Schedule A of the Agreement to reflect the name change for MainStay VP IQ Hedge Multi-Strategy Portfolio to MainStay VP Hedge Multi-Strategy Portfolio.

NOW, THEREFORE, the parties agree as follows:

(i) Effective May 1, 2024, Schedule A is hereby amended by deleting it in its entirety and replacing it with the Schedule attached hereto.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers and attested effective as of the date first written above.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

Attest: /s/ Brian J. McGrady    By: /s/ Kirk C. Lehneis

Name: Brian J. McGrady     Name:  Kirk C. Lehneis

Title: Director and Associate General Counsel  Title: Senior Managing Director

INDEXIQ ADVISORS LLC

Attest: /s/ Matthew V. Curtin   By: /s/ Kirk C. Lehneis

Name: Matthew V. Curtin   Name: Kirk C. Lehneis

Title: Chief Legal Officer   Title: Chief Executive Officer

SCHEDULE A

(As of May 1, 2024)

As compensation for services provided by Subadvisor, the Manager will pay the Subadvisor and Subadvisor agrees to accept as full compensation for all services rendered hereunder, at an annual subadvisory fee equal to the following:

PORTFOLIO	ANNUAL RATE
MainStay VP Hedge Multi-Strategy Portfolio	0.375% on all assets

The portion of the fee based upon the average daily net assets of the Series shall be accrued daily at the rate of l/(number of days in calendar year) of the annual rate applied to the daily net assets of the Series.

The Manager may agree to waive a portion of the Series’ management fee or reimburse the expenses of the appropriate class of the Series so that the class’ total ordinary operating expenses do not exceed certain amounts. These waivers or reimbursements may be changed with Board approval. To the extent the Manager agrees to waive its management fee or reimburse expenses, IndexIQ Advisors LLC, as Subadvisor for the Series, has voluntarily agreed to waive or reimburse its fee proportionately.

The annual rate is based on the percentage that the Allocated Assets constitutes of the Portfolio’s total average daily net assets.

Payment will be made to the Subadvisor on a monthly basis.